Form of Lock-Up Agreement

May 3, 2018

Merrill Lynch, Pierce, Fenner & Smith
Incorporated,
Leerink Partners LLC, and

Wells Fargo Securities, LLC
as Representatives of the several
Underwriters to be named in the
within-mentioned Underwriting Agreement

c/o    Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated

One Bryant Park
New York, New York 10036

Leerink Partners LLC
One Federal Street, 37th Floor

Boston, Massachusetts 02110

and

Wells Fargo Securities, LLC
375 Park Avenue
New York, New York 10152

Re: Proposed Public Offering by Principia Biopharma Inc.

Dear Sirs:

The undersigned, a stockholder, officer and/or director of Principia Biopharma Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Leerink Partners LLC (“Leerink”) and Wells Fargo Securities, LLC (“Wells Fargo” and, together with Merrill Lynch and Leerink, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and continuing through, and including, the 180th day from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the offering.

If the undersigned is an officer or director of the Company, (1) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of the Common Stock, the Representatives will notify the Company of the impending release or waiver, and (2) the Company has agreed, or will agree, in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of the Representatives,

(a)       provided that (1) the Representatives receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts; or
(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or
(iii)	if the undersigned is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; or
(iv)	as a distribution to partners, stockholders, members of or owners of similar equity interests in the undersigned; or
(v)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned.

(b)               provided that (1) the Representatives receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, and (3) any filing under the Exchange Act required to be made during the Lock-Up Period shall clearly indicate in the footnotes thereto that the filing relates to circumstances described below, as applicable:

(i)                 by will or intestate succession to the legal representative, heir, beneficiary or any immediate family of the undersigned; or

(ii)               pursuant to a court or regulatory agency order, a qualified domestic order or in connection with a divorce settlement.

(c)                to the Company pursuant to an agreement under which the Company has the option to repurchase shares or a right of first refusal with respect to transfer of such shares upon termination of service of the undersigned; provided, however, that (A) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (1) the filing relates to the circumstances described above and (2) no Lock-Up Securities were sold by the undersigned, other than such transfers to the Company as described and (B) the undersigned does not otherwise voluntarily effect any other public filings or report regarding such exercise during the Lock-Up Period;

(d)               to the Company as forfeitures to satisfy tax withholding and remittance obligations of the undersigned in connection with the vesting or exercise of equity awards granted pursuant to the Company’s equity incentive plans or pursuant to a net exercise or cashless exercise by the stockholder of outstanding equity awards pursuant to the Company’s equity incentive plans; provided, however, that (A) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (1) the filing relates to the circumstances described above and (2) no Lock-Up Securities were sold by the undersigned, other than such transfers to the Company as described and (B) the undersigned does not otherwise voluntarily effect any other public filings or report regarding such exercise during the Lock-Up Period; or

(e)                upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a change of control of the Company, provided that, in the event that such tender offer, merger, consolidation or other similar transaction is not completed, any Lock-Up Securities held by the undersigned shall remain subject to the restrictions on transfer set forth in this lock-up agreement (for purposes hereof, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity)).

Notwithstanding anything herein to the contrary, nothing herein shall prevent the undersigned from establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (“10b5-1 Trading Plan”) or from amending an existing 10b5-1 Trading Plan so long as there are no sales of Lock-Up Securities under such plan during the Lock-Up Period; and provided that, the establishment of a 10b5-1 Trading Plan or the amendment of a 10b5-1 Trading Plan, in either case, providing for sales of Lock-Up Securities shall only be permitted if (i) the establishment or amendment of such plan is not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment or amendment of such plan.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise (other than a required Schedule 13G (or 13G/A) or Form 13F filed after the expiration of the Lock-Up Period) and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions. This lock-up agreement shall automatically terminate, and the undersigned shall be released from its obligations hereunder, upon the earliest to occur, if any, of: (1) the date either the Company, on the one hand, or the Representatives, on the other hand, advise the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Public Offering, (2) the date of the termination of the Underwriting Agreement prior to payment for and delivery of the Common Stock to be sold thereunder, (3) the date of the withdrawal of the registration statement furnished to or filed with the SEC with respect to the Public Offering, or (4) December 31, 2018, in the event that the Underwriting Agreement has not been executed by such date.

[Signature Page Follows]

Very truly yours,

S.R. One, Limited

Signature: /s/Karen Narolewski Engel

Print Name: Karen Narolewski Engel

[Signature Page to Lock-Up Agreement]